EXHIBIT 1

Frequently Asked Questions on Voting Your ADP Shares

Question: Why did I receive a mailing regarding the upcoming annual meeting?
•	All ADP stockholders receive proxy materials in advance of each ADP annual meeting with instructions on how to vote your shares.
•	All ADP stockholders are receiving proxy materials with a WHITE proxy card or WHITE voting instruction form to vote for ADP’s Board of Directors and on other important matters.
•	You may also receive voting packages from Pershing Square, which have a Gold proxy card. DISCARD any voting package that contains a Gold proxy card.

Question: How do I vote if I want to support ADP Management?
•	ADP’s Board of Directors recommends that all ADP stockholders vote the WHITE proxy card or WHITE voting instruction form:
o	“FOR” all of ADP’s Directors (Proposal 1)
o	“FOR” Proposal 2
o	“ONE YEAR” on Proposal 3
o	“FOR” Proposal 4
o	“AGAINST” Proposal 5
•	It is easy to vote online, by phone or by mail. Just follow the instructions on your WHITE proxy card or WHITE voting instruction form.

Question: Why is this year different from prior years?
•	The activist hedge fund Pershing Square has nominated three members to ADP’s Board of Directors. Our Board believes that none of these nominees would bring additive skills or experience to ADP’s Board. The ADP Board recommends that ADP shareholders vote FOR the 10 highly qualified ADP Directors who are up for reelection.

Question: When should I vote?
•	We suggest you vote as soon as possible. No matter how many or how few shares you own, your vote is important.
•	The deadline for voting online or by phone if shares are held in a bank or brokerage account is 11:59 pm ET on November 6. If you hold registered shares (and have a stock certificate), you must vote online or by phone by 8:30 am ET on November 7, 2017.

Question: If I want to support ADP, should I vote against Pershing Square’s nominees on the Gold card?
•	No. Discard any Gold proxy card.
•	If you vote using the Gold proxy card or Gold voting instruction form (even if you mark “withhold” on Pershing Square’s nominees), it will not support the election of ADP’s Directors and will cancel any vote you previously cast using the WHITE proxy card or WHITE voting instruction form.
•	ADP’s Board of Directors recommends you vote FOR all 10 highly qualified ADP Directors on the WHITE proxy card or WHITE voting instruction form.
•	If you returned a Gold proxy card or Gold voting instruction form, you can always cancel that vote by submitting a later-dated vote using a WHITE proxy card or WHITE voting instruction form online, by phone, or by mail. Only your latest-dated vote counts.

Question: I usually get materials delivered electronically. Why am I receiving hard copies this year?
•	Because there is a proxy contest this year, shareholders are receiving hard copy mailings instead of e-mails. No matter how many or how few shares you own, your vote is important and you will receive mailings with a WHITE proxy card or WHITE voting instruction form.
•	Your preferences will remain unchanged for future shareholder meetings. If you have opted for electronic delivery of your annual proxy materials, you will continue to receive materials electronically for next year’s Annual Meeting.

Question: I received multiple proxy packages. Why?
•	You will receive a voting package for each account in which you hold ADP shares.
•	Each package may have different voting instructions for the shares in that particular account. It’s important that you vote every WHITE proxy card or WHITE voting instruction form from each package you receive.
•	You may also receive voting packages from Pershing Square, which have a Gold proxy card. DISCARD any voting package that contains a Gold proxy card.

Question: Why would I hold ADP shares in different accounts?
•	You may have multiple accounts holding ADP shares, such as shares registered in your own name and shares held in a brokerage account.
•	Each account that holds ADP shares is required to send you a voting package.

Question: If I received multiple proxy packages, can I vote all my shares on one card?
•	No. You must vote the WHITE proxy card or WHITE voting instruction form for EACH ACCOUNT that holds ADP shares.
•	If you own ADP shares in multiple accounts, you will receive a voting package for each account.
•	Each account may have different voting instructions. It’s important to follow the voting instructions on the WHITE proxy card or WHITE voting instruction form for each package you receive.
•	Even if you end up voting the same accounts again, that’s ok – your shares will only be counted once, and only your latest vote counts.
•	Discard any package with a Gold proxy card or Gold voting instruction form.

Question: Why are the voting instructions in each proxy package different?
•	If you hold ADP shares in multiple accounts, each account may have different voting instructions.
•	You must follow the voting instructions on the WHITE proxy card or WHITE voting instruction form for each account that holds ADP shares in order to support ADP.

Question: I have already voted. Why am I getting additional letters and the same White proxy cards again? Do I need to vote again?
•	Yes. We recommend that you vote all of the WHITE proxy cards or WHITE voting instruction forms you receive. Because of the importance of this year’s vote, you will receive additional letters from ADP with additional WHITE proxy cards or WHITE voting instruction forms. Each mailing contains information about the issues involved in the proxy contest that we believe shareholders should know about.
•	Only your latest-dated vote counts. If you already voted a Gold proxy card, submit a new later-dated WHITE proxy card to cancel the Gold vote.

Question: I received a phone call from a company asking if I had received my voting materials and if I had any questions. Why am I receiving this call?
•	ADP is working with a company called Innisfree to contact our stockholders and encourage them to vote their WHITE proxy cards or WHITE voting instruction forms.
•	You may continue to receive calls like this in advance of the Annual Meeting on November 7, 2017.
•	You also may receive calls on behalf of Pershing Square. You have no obligation to take those calls.

IF YOU HAVE ANY OTHER QUESTIONS ABOUT VOTING YOUR SHARES, YOU CAN CONTACT INNISFREE TOLL-FREE AT 877-750-0510.

ADDITIONAL INFORMATION
ADP, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2017 Annual Meeting. The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. The proxy statement and other relevant documents filed by ADP with the SEC are also available, without charge, by directing a request to ADP’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022; call tollfree: (877) 750-0510 or call collect: (212) 750-5833. Copies will also be available at no charge at the Company’s website at www.adp.com.

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